MYLAN LABORATORIES INC.
                             1030 Century Building
                              130 Seventh Street
                        Pittsburgh, Pennsylvania 15222

                   Notice of Annual Meeting of Shareholders
                            Thursday, July 26, 2001
                           10:00 a.m., Eastern Time
                                      at
                          Pittsburgh Hilton & Towers
                           Pittsburgh, Pennsylvania

                                                                  June 18, 2001

Dear Shareholder:

   You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Mylan Laboratories Inc. to:

  .  [Proposal No. 1] Elect nine directors

  .  [Proposal No. 2] Approve an Executive Bonus Plan

  . [Proposal No. 3] Approve the appointment of Deloitte & Touche LLP as independent auditors

  .  Conduct other business properly brought before the meeting

   If you plan to attend, please arrive 15 minutes before the start of the meeting. Shareholders of record at the close of business as of April 30, 2001, may vote at the meeting.

   Your vote is important. Whether you plan to attend or not, please sign, date and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

   I look forward to seeing you at the meeting.

                                     Sincerely,

                                     Milan Puskar
                                     Chairman and Chief Executive Officer

                            MYLAN LABORATORIES INC.

                           -------------------------

                                Proxy Statement
                                      for
                         Annual Meeting of Shareholders
                          To be held on July 26, 2001

                           -------------------------

                               TABLE OF CONTENTS

Notice of Annual Meeting.................................................. Cover

Attendance and Voting Matters.............................................     1

The Mylan Board of Directors..............................................     2

  [Proposal No. 1--Elect Nine Directors]..................................     2

Performance Graph.........................................................     5

Executive Officers........................................................     6

Executive Compensation....................................................     7

Executive Bonus Plan......................................................    10

  [Proposal No. 2--Approve an Executive Bonus Plan].......................    10

Report of the Compensation Committee on Executive Compensation............    12

Report of the Audit Committee.............................................    14

Mylan Stock Owned by Officers and Directors...............................    15

Persons Owning More than Five Percent of Mylan Stock......................    16

Transactions with Management..............................................    16

Appointment of Deloitte & Touche LLP as Independent Auditors..............    16

  [Proposal No. 3--Approve Appointment of Deloitte & Touche LLP
   as Independent Auditors]...............................................    16

Other Matters.............................................................    17

Annex A--Charter of the Audit Committee...................................   A-1

 The approximate date of the mailing of this proxy statement is June 22, 2001.

                         ATTENDANCE AND VOTING MATTERS

Attendance

   If you plan to attend the meeting, we request that you arrive 15 minutes before the start of the meeting.

Voting Methods

   You may vote on matters to come before the meeting in three ways:

  .  You may come to the Annual Meeting and cast your vote;

  .  You may vote electronically over the internet; or

  . You may vote by signing and returning the enclosed proxy card by mail. If you do so, the individuals named on the card will vote your shares in the manner you indicate.

   Each share of Mylan stock you own entitles you to one vote. As of April 30, 2001, there were 124,965,370 shares of Mylan common stock outstanding. Shareholders are not entitled to cumulative voting in the election of directors.

Giving your Proxy to Someone Other than Individuals Designated on the Card

   If you want to give your proxy to someone other than the individuals noted on the proxy card, you may do so by crossing out the names of those individuals and inserting the name of the individual you are authorizing to vote. Either you or the authorized individual must present the proxy at the Annual Meeting.

The Quorum Requirement

   A quorum of shareholders is necessary to hold a valid meeting. If the holders of a majority of Mylan common stock are present, in person or by proxy, a quorum will exist. Abstentions are counted as present for establishing a quorum.

Vote Necessary for Action

   Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor. The other actions being considered by the shareholders are by the affirmative vote of the majority of the shares present at the meeting and entitled to vote on the matter.

                         THE MYLAN BOARD OF DIRECTORS

Election of Directors

                    [Proposal No. 1--Elect Nine Directors]

   We have a single class of directors who are elected to serve for a one-year term. If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

   Mylan Laboratories Inc. has increased the number of nominees to serve as directors from seven to nine. The following individuals have been nominated to serve on the Board of Directors.

   YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE NOMINEES.
                                             ---

                                                                       Director
 Name                            Principal Occupation              Age  Since
 ----                            --------------------              --- --------
 Milan Puskar         Chairman of the Board and C.E.O. of Mylan     66   1976

 Dana G. Barnett      Executive Vice President of Mylan             60   1982

 Leslie B. Daniels    Senior Principal in CAI Managers and          54 Nominee
                      Company, L.P.

 Laurence S. DeLynn   Retail consultant                             76   1975

 John C. Gaisford, MD Director of Burn Research, West Penn          85   1992
                      Hospital

 Douglas J. Leech     Chairman, President and C.E.O. of             46   2000
                      CentraBank, Inc. and Centra Financial
                      Holdings, Inc.

 Patricia A. Sunseri  Vice President of Investor and Public         61   1997
                      Relations of Mylan

 C.B. Todd            Interim President and Chief Operating         67   1993
                      Officer of Mylan

 Stuart A. Williams   Member of the law firm of Doepken Keevican    47 Nominee
                      & Weiss

   Mr. Puskar was employed by our Mylan Pharmaceuticals Inc. subsidiary from 1961 to 1972 and served in various positions during this period, including Secretary-Treasurer, Executive Vice President and a member of the Board of Directors. From 1972 to 1975, Mr. Puskar served as Vice President and General Manager of the Cincinnati division of ICN Pharmaceuticals Inc. In 1976, he returned to Mylan as President, a position he held until March 2000. Mr. Puskar also served as Vice Chairman of Mylan from 1980 to 1993. Since 1993, he has served as Mylan's Chairman and Chief Executive Officer. He also serves as a member of the board of directors for CentraBank Inc.

   Mr. Barnett joined Mylan in 1966. Since that time he has held various management positions with our Mylan Pharmaceuticals Inc. subsidiary. His responsibilities have covered production, quality control and product development. Mr. Barnett became Vice President in 1974, Senior Vice President in 1978 and Executive Vice President in 1987. He was elected President and Chief Executive Officer of Somerset Pharmaceuticals, Inc., a joint venture of Mylan, in 1991, and became its Chairman and Chief Executive Officer in 1995.

   Mr. Daniels is a founder of CAI Managers and Company, L.P., where he has served as a senior principal since 1989. CAI is a private equity fund principally involved in providing equity and equity-linked capital to middle market companies. He has extensive experience investing in the healthcare industry and has established a broad base of professional and business relationships within the healthcare community. Mr. Daniels currently serves on the boards of Safeguard Health Enterprises, a dental HMO and PPO, PharmaKinetics Laboratories, Inc., a contract research organization (CRO) and Mist Inc., a global provider of wireless transaction-enabling technologies.

   Mr. DeLynn has served as a retail consultant since 1986. He also serves as Director of Monongahela Hospital Foundation and Director of Wellness Community, Southwest Florida.

   Dr. Gaisford has served as Director of Burn Research at West Penn Hospital Burn/Trauma Center, Pittsburgh, Pennsylvania since 1985. He also lectures and teaches surgery procedures to medical residents, interns and nurses.

   Mr. Leech has served as Chairman, Chief Executive Officer and President of CentraBank Inc. and Centra Financial Holdings, Inc. since 1999. Previously, from 1995 to 1999, Mr. Leech served as President-Southeast Region of Huntington National Bank.

   Mrs. Sunseri has served as Mylan's principal Investor Relations Officer since 1984, initially as the Director of Investor Relations and since 1989, as the Vice President of Investor and Public Relations. Prior to joining Mylan, Mrs. Sunseri served as an executive with Woessner-McKnight Company, an engineering firm.

   Mr. Todd was initially employed by Mylan from 1970 until 1999, including as its Senior Vice President from 1987 to 1999 and as Vice President-Quality Control for Mylan Pharmaceuticals Inc. from 1978 to 1987. In June 2001, Mr. Todd agreed to resume an active management role with Mylan as its interim President and Chief Executive Officer.

   Mr. Williams is an attorney with more than 20 years experience representing companies in legal, financial and operational aspects. Since 1999, Mr. Williams has been a member of the law firm of Doepken Keevican & Weiss, Pittsburgh, Pennsylvania. From 1978 to 1999, he was associated with the law firm of Eckert Seamans Cherin & Mellott, including as a partner from 1985 to 1999 and as the firm's managing director and a member of its board of directors from 1996 to 1999.

Board Meetings and Committees

   In fiscal 2001, our Board met seven times. In addition to meetings of the Board, directors attended meetings of individual Board committees and often considered issues separate from these meetings. All of the directors attended at least 75% of the Board and committee meetings held in fiscal 2001.

   The standing committees of the Board include the Audit Committee, the Compensation Committee and the Governance and Nomination Committee.

   The Audit Committee has responsibility for recommending the retention of independent auditors; conferring with the independent auditors regarding their audit of Mylan's consolidated financial statements; reviewing the independent auditors' fees and considering whether their provision of non-audit services is compatible with maintaining their independence; and considering the adequacy of internal financial controls. All members of the Audit Committee are independent directors as defined by the rules of the New York Stock Exchange. The Audit Committee met on four occasions in fiscal 2001. The Audit Committee is comprised of Mr. DeLynn, Dr. Gaisford and Mr. Leech. See "Report of the Audit Committee."

   The Compensation Committee has responsibility for establishing compensation policies and objectives and determining the compensation payable to the Chief Executive Officer. The Compensation Committee is comprised of Mr. DeLynn and Dr. Gaisford. The Compensation Committee met on two occasions during fiscal 2001.

   The Governance and Nominating Committee is responsible for corporate compliance, nomination of candidates for the Board and other governance matters. The Committee has been involved in a continuous process of evaluating candidates and reviewing other governance matters during the past year. The committee is comprised of Mr. Puskar, Mr. Leech, Dr. Gaisford and Mrs. Sunseri. Currently, the committee does not have a policy or procedure by which candidates identified by shareholders and others will be considered for nomination. The Governance and Nominating Committee met on five occasions during fiscal 2001.

Compensation of Directors

   The independent directors, Mr. DeLynn, Dr. Gaisford and Mr. Leech, each earned director's fees of $24,000 in fiscal 2001. The remaining directors received no additional annual compensation for serving as directors.

   Under service benefit agreements entered into with Mylan, Mr. DeLynn and Dr. Gaisford are entitled to receive $18,000 annually, payable in monthly installments for a 10 year period from the date of their termination of service to Mylan. Upon the death or at the election of the director, the aggregate amount of any unpaid benefit is payable in a lump sum, discounted to present value at the per annum rate of 7%.

Compensation Committee Interlocks and Insider Participation

   Mr. DeLynn and Dr. Gaisford served as members of the Compensation Committee throughout fiscal 2001. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving members of the Board of Directors or its Compensation Committee.

                               PERFORMANCE GRAPH

   Set forth below is a performance graph comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended March 31, 2001, of $100 invested March 31, 1996, in Mylan's common stock, the Standard & Poor's Composite Index and the Dow Jones Pharmaceutical Index.


                                    [GRAPH]

                          3/96     3/97     3/98     3/99     3/00     3/01

MYLAN LABS INC.          100.00    70.92   111.48   133.72   134.96   127.75
S&P 500                  100.00   119.82   177.34   210.07   247.77   194.06
DJ PHARMACEUTICALS       100.00   125.55   214.77   283.43   244.18   281.73

*$100 INVESTED ON 03/31/96 IN STOCK OR INDEX-
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING MARCH 31.

                              EXECUTIVE OFFICERS

   The names, ages and positions of our executive officers are as follows:

 Milan Puskar            66 Chairman and Chief Executive Officer
 C.B. Todd               67 Interim President and Chief Operating Officer
 Dana G. Barnett         60 Executive Vice President
 James J. Mauzey         52 Executive Vice President; and President and Chief
                            Executive Officer, Bertek Pharmaceuticals Inc.
 John P. O'Donnell, PhD  55 Executive Vice President, Development and Quality
 Louis J. DeBone         55 Senior Vice President; and President, Mylan
                            Pharmaceuticals Inc.
 Roderick P. Jackson     61 Senior Vice President
                            Vice President and General Counsel and Corporate
 Roger L. Foster, Esq.   54 Secretary
 Gary E. Sphar           47 Vice President-Finance, Mylan Pharmaceuticals Inc.
                            Vice President; and President, UDL Laboratories,
 Harry A. Korman         43 Inc.
 Patricia A. Sunseri     61 Vice President of Investor and Public Relations

   See "The Mylan Board of Directors" for a description of the recent business experience of Mr. Puskar and Mrs. Sunseri.

   Mr. Barnett was employed by Mylan in 1966. His responsibilities have covered production, quality control and product development. Mr. Barnett became Vice President in 1974, Senior Vice President in 1978 and Executive Vice President in 1987. He was elected President and Chief Executive Officer of Somerset Pharmaceuticals, Inc. in 1991, and in 1995, he was elevated to Chairman and Chief Executive Officer.

   Mr. Mauzey has been employed by Mylan since October 2000. Prior to assuming his present position as Executive Vice President, and President and Chief Executive Officer of Bertek Pharmaceuticals Inc., he served as Chief Executive Officer of Innovex Worldwide, Quintiles Transnational Corporation from 1999 to September 2000. Mr. Mauzey was the Chairman and Chief Executive Officer of Alteon, Inc. from 1994 to 1999.

   Dr. O'Donnell has been employed by Mylan since 1986. Prior to assuming his present position in January 2001 as Executive Vice President, Development and Quality, he served as Executive Vice President from 1991 to December 2000.

   Mr. DeBone has been employed by Mylan since 1987. Prior to assuming his present position in 1999, he served as Vice President-Operations and Vice President-Quality Control. He was previously employed by Mylan from 1976 until 1986 as Director of Manufacturing.

   Mr. Jackson has been employed by Mylan since 1986. Prior to assuming his present position in 1992 as Senior Vice President, he served as Vice President-Marketing and Sales.

   Mr. Foster has been employed by Mylan since 1984. Prior to assuming his present position as Vice President and General Counsel in 1995, he served as Director of Legal Services and as Director of Governmental Affairs. Mr. Foster became Secretary in February 2001.

   Mr. Sphar has been employed in various accounting and finance positions by Mylan since 1992. While Mylan embarks on the search for a new Chief Financial Officer, the duties of this office are being assumed on an interim basis by Mr. Sphar. He has served as Vice President-Finance or Mylan Pharmaceuticals Inc. since January 2001. He previously served as Director of Corporate Finance from 1999 to January 2001. Mr. Sphar was associated with Deloitte & Touche LLP from 1986 to 1992.

   Mr. Korman has been employed by Mylan since 1996. Prior to assuming his present position in January 2001 as President of UDL Laboratories, Inc., he served as Vice President of Sales and Marketing of Mylan Pharmaceuticals Inc., from 1997 to December 2000 and Vice President of Sales of UDL Laboratories, Inc., from 1988 to 1997.

   No family relationships exist between any of the above executive officers. Officers of the Company serve at the pleasure of the Board of Directors.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth information regarding the compensation paid by Mylan in the past three fiscal years to the Chief Executive Officer and the four other most highly compensated individuals who served as executive officers of Mylan during fiscal 2001 (collectively, the "Named Executive Officers"):

                                        Annual Compensation Long-Term Compensation
Name and Principal        Fiscal Year   ------------------- ----------------------    All Other
Position                 Ended March 31   Salary    Bonus   Number of Options (1)  Compensation (2)
------------------       -------------- ---------- -------- ---------------------- ----------------
Milan Puskar,                 2001      $1,000,000 $500,000        125,000             $ 78,400
Chairman of the Board         2000      $1,000,000 $500,000              0             $692,400
and
Chief Executive Officer       1999      $1,000,000 $500,000         50,000             $686,000
Richard F. Moldin,            2001      $  550,000 $450,000        300,000             $  3,000
formerly President and        2000      $        0 $      0              0             $      0
Chief Operating Officer       1999      $        0 $      0              0             $      0
Louis J. DeBone,              2001      $  262,500 $262,500        195,000             $      0
Senior Vice President         2000      $  200,000 $250,000              0             $ 15,900
                              1999      $  175,000 $175,000         30,000             $ 86,300
Roderick P. Jackson,          2001      $  250,000 $250,000         95,000             $534,400
Senior Vice President         2000      $  225,000 $250,000              0             $540,800
                              1999      $  225,000 $250,000         40,000             $ 85,600
John P. O'Donnell, PhD        2001      $  212,500 $212,500        187,500             $  8,200
Executive Vice                2000      $  181,700 $200,000              0             $ 15,900
President,
Quality and Development       1999      $  167,100 $175,000         30,000             $ 85,600

--------
(1) The options awarded in fiscal 2001 had exercise prices ranging from $21.38 per share to $27.75 per share and the options awarded in fiscal 1999 had an exercise price of $17.75 per share. Mylan does not currently offer stock appreciation rights to its employees.

(2) This column includes Mylan's contributions to the Profit Sharing 401(k) Plan and amounts accrued by Mylan under the Salary Continuation Plan described below. During fiscal 2001, contributions to the Profit Sharing 401(k) Plan were made in the amount of $13,600 for Mr. Puskar, $3,047 for Mr. Moldin, $9,492 for Mr. Jackson and $8,216 for Dr. O'Donnell. In addition, in fiscal 2001, $524,900 was accrued under the Salary Continuation Plan for the benefit of Mr. Jackson. Additionally, $64,767 of life insurance premiums were paid by Mylan for Mr. Puskar, pursuant to a split-dollar life insurance agreement with a trust. Neither the executive officer nor the trust has any interest in the cash surrender value of the insurance policy subject to that agreement.

     Under the Salary Continuation Plan approved by the Board of Directors, Mylan entered into Retirement Benefit Agreements with various key employees, including each of the Named Executive Officers. These agreements provide for fixed annual payments to these executives over a 15-year period, in the case of Mr. Puskar, and Mr. Jackson, and over a 10-year period, in the case of Mr. DeBone and Dr. O'Donnell, commencing upon their termination of employment with Mylan. Upon the death following retirement or at the election of the executive, the aggregate amount of the unpaid benefit is payable in a lump sum, discounted to present value at the per annum rate of 7%.

     The annual benefits awarded to the Named Executive Officers are as follows:

                                            Retirement Other than Retirement Due
                                              Due to Disability   to Disability
                                            --------------------- --------------
     Milan Puskar..........................       $500,000           $500,000
     Richard F. Moldin.....................            --                 --
     Roderick P. Jackson...................       $100,000           $100,000
     Louis J. DeBone.......................       $100,000           $100,000
     John P. O'Donnell, PhD................       $100,000           $100,000

  If any of these executives dies prior to retirement, his beneficiaries will receive (under life insurance policies purchased by Mylan) lump sum payments of $1,645,000, in the case of Mr. Puskar, and $1,250,000, in the case of Mr. DeBone, Mr. Jackson and Dr. O'Donnell. In addition, if Mr. Puskar dies prior to his retirement, Mylan will pay his beneficiaries the additional sum of $1,600,000.

Option Grants in Fiscal 2001

   Mylan's 1997 Incentive Stock Option Plan currently authorizes the grant of options to purchase up to 10,000,000 shares of Mylan's common stock to executives, key employees and agents of Mylan. All executive officers and other officers, directors and employees, as well as independent agents and consultants, of Mylan are eligible to participate in the Plan.

   The following table shows options awarded to the Named Executive Officers in fiscal 2001, and held by them as of March 31, 2001, and the assumed appreciated value of such options. None of the Named Executive Officers received stock appreciation rights in fiscal 2001.

                                                                            Potential Realizable
                                                                              Value at Assumed
                        Number of     Percent of                           Annual Rates of Stock
                        Securities  Total Options                          Price Appreciation for
                        Underlying    Granted to    Exercise or                 Option Term
                         Options     Employees in   Base Price  Expiration ----------------------
                         Granted   2001 Fiscal Year (per share)    Date        5%         10%
                        ---------- ---------------- ----------- ---------- ---------- -----------
Milan Puskar             125,000        3.84%         $21.38     7/31/10   $1,680,327 $ 4,258,281

Richard F. Moldin        300,000        9.23%         $27.25      4/2/10   $5,141,214 $13,028,845

Roderick P. Jackson       95,000        2.92%         $21.38     7/31/10   $1,277,049 $ 3,236,293

Louis J. DeBone           95,000        2.92%         $21.38     7/31/10   $1,277,049 $ 3,236,293
                         100,000        3.08%         $24.69     1/01/11   $1,552,584 $ 3,934,552

John P. O'Donnell, PhD    87,500        2.69%         $21.38     7/31/10   $1,176,229 $ 2,980,796
                         100,000        3.08%         $24.69     1/01/11   $1,552,584 $ 3,934,552


Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values

   The following table sets forth information concerning the aggregate number and value of options held by the Named Executive Officers as of March 31, 2001. Mylan does not currently offer stock appreciation rights to its employees.

                                               Number of Securities
                                                    Underlying      Value of Unexercised
                          Number of            Unexercised Options  In-the-Money Options
                           Shares               at Fiscal Year End   at Fiscal Year End
                         Acquired on   Value       Exercisable/         Exercisable/
Name                      Exercise   Realized     Unexercisable        Unexercisable
----                     ----------- --------- -------------------- --------------------
Milan Puskar                   0         $0         225,000/0          $1,422,475/$0

Richard F. Moldin              0         $0         100,000/0          $        0/$0

Roderick P. Jackson            0         $0         325,000/0          $3,193,105/$0

Louis J. DeBone                0         $0         185,000/0          $1,358,485/$0

John P. O'Donnell, PhD.        0         $0          87,500/0          $  391,563/$0

Employment Agreement and Other Arrangements

   Mylan entered into an employment contract with Mr. Puskar on April 28, 1983 which specifies his respective duties and provides for ordinary insurance and health benefits as provided for salaried employees. This employment contract originally called for a term expiring on March 31, 1988, and since this date has been continued on a year-to-year basis subject to termination by either Mylan or the Executive at any time. Salary and bonuses under this employment contract are determined by Mylan's Board of Directors. Mr. Puskar's employment contract provides for continued payments of salary for a period of one year following any termination of his employment contract by Mylan.

   The Salary Continuation Plan referred to a note to the "Summary Compensation Table" provides for the payment of post-retirement compensation pursuant to agreements with key employees, including executive officers, over a period not exceeding fifteen years, as more fully described in such note. Mylan also entered into transition and succession agreements with Mr. Puskar, Mr. Jackson, Mr. DeBone and Dr. O' Donnell. Under the terms of each of these agreements, if any such executive's employment is terminated other than for good cause or if such executive terminates his employment voluntarily for good reason during a potential change of control of Mylan or within two years following a change of control, or if he dies within a period within one year after the first anniversary of a change of control or voluntarily terminates his employment for any reason within 90 days following the first anniversary of a change of control, he will, subject to certain possible reductions, be entitled to receive 2.99 times his W-2 earnings for the previous year and the continuation of health and insurance benefits for him and his family for a three year period.

                             EXECUTIVE BONUS PLAN

               [Proposal No. 2--Approve an Executive Bonus Plan]

   In 1995, Mylan created an executive bonus plan, approved by the shareholders, which has since expired. In June 2001, the Compensation Committee considered reinstituting a plan to establish objective performance-based criteria to award the Chairman and Chief Executive Officer of Mylan and any other executive officers who are determined by the Compensation Committee to be eligible to receive a bonus based on such criteria. As it had done in 1995, the Compensation Committee considered various proposals for providing appropriate incentives to its executives and concluded that using earnings per share above fixed benchmarks would provide the most meaningful measure of performance and serve as the most effective incentive.

   Alternatives considered by the Compensation Committee included using measures based upon (1) stock price increases, (2) a comparison of the current and prior year's earnings per share, (3) the number of FDA approvals and (4) sales above fixed benchmarks. These proposals were not adopted for the following reasons:

   First, the Compensation Committee felt that the use of Mylan's stock price as a measure of performance was an appropriate incentive to maximize shareholder value. However, the Compensation Committee felt that Mylan's 1997 Incentive Stock Option Plan created this incentive and that the adoption of a plan to provide additional cash incentives measured by stock performance was neither necessary nor appropriate.

   Second, comparing the current and prior year's earnings per share could not take into account factors beyond the control of the executives, such as increases in raw material costs, implementation of new governmental regulations that sharply increase product development costs, or brand companies' aggressive use of the legal process under the Waxman-Hatch Act or aggressive prosecution of patent claims to delay the introduction of Mylan's generic products. In any such case, an executive's exemplary performance in the face of events beyond his or her control could go unrewarded. Further, the comparison of current earnings with those of a prior period could operate as a disincentive for the executive to approve new ventures, to enter into new markets, to introduce new products or to seek new merger, acquisition or joint-venture opportunities if the start-up costs associated therewith would reduce earnings in the short term.

   Third, the Compensation Committee concluded that measuring performance based on the number of FDA approvals was too imperfect a measure of performance. The Compensation Committee recognized that the timing of approvals was uncertain, which could result in excessively high or low numbers of approvals in any year, and that the number of approvals obtained does not accurately measure the financial success of the product approved.

   Finally, the Committee felt that a measure based on sales alone did not provide an incentive to executives to control costs and was a less satisfactory measure of performance based upon earnings over fixed benchmarks.

   Accordingly, the Committee recommends that an Executive Bonus Plan be approved by the shareholders that provides for annual awards to participating executives of up to $100,000 for each $.01 by which earnings per share exceed benchmarks fixed annually by the Committee. Although the Committee has discretion to fix these earnings benchmarks, the bonus payable to any executive under this Plan cannot exceed $1.5 million and the bonuses payable to all executives as a group under this Plan cannot exceed $2.5 million. Set forth below is the text of the Executive Bonus Plan in its entirety. As of the date of this Proxy Statement, the Committee has not made a determination of any awards for fiscal 2002.

   YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL TO APPROVE AN EXECUTIVE BONUS PLAN.

Text of Executive Bonus Plan Submitted for Shareholder Approval

   The Compensation Committee (the "Committee") of the Board of Directors of the Mylan Laboratories Inc. (the "Company") may award bonuses annually to the Chairman and Chief Executive Officer of the Company and any other executive officer or officers of the Company whose inclusion in the Executive Bonus Plan would benefit the Company by providing an incentive to such executive officer to seek to maximize the Company's performance. The Committee may establish benchmarks on earnings per share for the full fiscal year (if the Committee's determination is made by June 30th in such year) or in the remaining months or quarters in such fiscal year (if the Committee's determination is made by October 31st in such year), the satisfaction of which shall entitle each executive officer participating in the Executive Bonus Plan to receive such bonus amount as the Committee shall establish for each $.01 by which earnings per share for the period shall exceed the benchmark. In no event shall the Committee award any executive more than $100,000 per $.01 by which earnings per share exceed the benchmarks, nor more than $1.5 million per annum under the Executive Bonus Plan, and the aggregate amount of bonuses payable under the Executive Bonus Plan in any fiscal year to all executives participating therein shall not exceed $2.5 million. The Committee shall certify in writing that such performance goals are satisfied prior to the payment of any performance-based bonus.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Policies

   For fiscal 2001, Mylan's compensation program consisted of base salary, short-term incentive compensation, stock options and long-term incentive compensation. The Compensation Committee believes this compensation program was a significant factor contributing to Mylan's success this past year.

Functions of the Compensation Committee

   The Compensation Committee is charged with responsibility for:

  . establishing the objectives and policies governing the compensation of Mylan's employees generally,

  . determining the amount of compensation payable annually to the Chairman and Chief Executive Officer and any other executive officer of Mylan whose annual compensation is subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"),

  .  awarding stock options to employees of Mylan, and

  . making such recommendations to the Board as it deems appropriate concerning Mylan's compensation of employees and its award of stock options.

   Mylan's executive compensation policy is to:

  . provide compensation to employees at such levels as will enable Mylan to attract and retain employees of the highest caliber,

  . compensate employees in a manner best calculated to recognize individual, group and company performances, and

  . seek to align the interests of the employees with the interests of Mylan's shareholders.

   The Board and the Compensation Committee have taken actions designed to increase Mylan's opportunity to deduct all compensation paid to highly compensated officers for federal income tax purposes. However, neither the Board nor the Compensation Committee believes that any executive's compensation should be limited to the amount deductible if such executive deserves compensation in excess of $1 million and the compensation is not deductible.

Compensation of Executive Officers

   During fiscal 2001, the salaries of executive officers other than the Chairman and Chief Executive Officer were determined by Milan Puskar. Mr. Puskar made his determinations based upon various subjective factors such as the responsibilities, positions, qualifications, individual performances and years of service with Mylan of such executives. In making this determination, Mr. Puskar did not undertake a formal survey or analysis of the compensation paid to executives in other companies. These salaries are not tied to Mylan's performance.

   The bonuses of executive officers other than the Chairman and Chief Executive Officer were awarded by Mr. Puskar based upon his perception of each officer's contribution to Mylan's success. Mr. Puskar neither undertook to conduct a formal survey or analysis of the bonuses awarded (or total compensation packages offered) by other pharmaceutical companies nor established numerical goals or targets in determining these bonuses.

Compensation of Chief Executive Officer

   In fiscal 2001, the Compensation Committee did not consider any adjustments to the salary of Milan Puskar, Mylan's Chairman and Chief Executive Officer. Mr. Puskar's salary was continued at the prior year's level. Due to the expiration of the Executive Bonus Plan adopted in 1995, Mr. Puskar was not eligible to receive an incentive bonus in fiscal 2001. However, in March 2001, the Compensation Committee awarded Mr. Puskar a bonus of $500,000 for his performance in fiscal 2001. In addition to informally examining the compensation levels for the chairpersons and chief executives at other pharmaceutical companies of a size comparable to Mylan, in reaching its decision to award this bonus, the Committee considered subjective factors such as Mr. Puskar's leadership and guidance in growing the brand segment and forging relationships with other pharmaceutical companies, and his role in otherwise helping Mylan achieve its operating results in fiscal 2001.

                                          Compensation Committee:

                                          Laurence S. DeLynn
                                          John C. Gaisford, MD

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board of Directors in accordance with rules of the New York Stock Exchange. This charter as currently in effect is attached as Annex A to this Proxy Statement. The Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of Mylan's independent auditors. The Audit Committee recommends shareholders ratify Proposal No. 3 to approve the appointment of Deloitte & Touche LLP as independent auditors.

   Management is responsible for Mylan's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Mylan's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

   In this context, the Audit Committee has met and held discussions with management and the independent auditors regarding Mylan's audited consolidated financial statements. This discussion covered the quality, not just the acceptability of Mylan's financial reporting practices and the completeness and clarity of the related financial disclosures. Management represented to the Audit Committee that Mylan's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   Mylan's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence. Deloitte & Touche LLP, Mylan's independent auditors, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in the judgment of independence.

   Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Mylan's annual report on Form 10-K for the year ended March 31, 2001, to be filed with the Securities and Exchange Commission.

   The Audit Committee also considered whether the provision of non-audit services is compatible with maintaining the principal auditors' independence. The Audit Committee believes that the provision of the above services by Deloitte & Touche LLP is compatible with maintaining their independence.

                                          Audit Committee:

                                          Laurence S. DeLynn
                                          John C. Gaisford, MD
                                          Douglas J. Leech

                  MYLAN STOCK OWNED BY OFFICERS AND DIRECTORS

   The following table sets forth information regarding the amount and nature of Common Stock ownership by all directors, nominees and Named Executive Officers, and all directors and executive officers as a group, as of June 15, 2001.

Name                                  Shares Beneficially Owned (1) Percentage
----                                  ----------------------------- ----------
Milan Puskar (2)                                2,675,000              2.1%
Dana G. Barnett (3)                               410,972               *
Leslie B. Daniels (4)                              67,500               *
Louis J. DeBone (5)                               207,500               *
Laurence S. DeLynn (6)                            365,500               *
John C. Gaisford, MD (7)                           73,913               *
Roderick P. Jackson (8)                           348,500               *
Douglas J. Leech (9)                               19,500               *
Richard F. Moldin (10)                            110,000               *
John P. O'Donnell, PhD (11)                       103,800               *
Patricia A. Sunseri (12)                          596,250               *
C.B. Todd (13)                                    625,339               *
Stuart A. Williams (14)                            15,675               *
                                                ---------
All Directors and Executive Officers
 as a Group (15)                                5,416,339              4.3%

--------
* Less then 1%

(1) For purposes of this table, shares are considered "beneficially owned" if the person directly or indirectly has the sole or shares power to vote or direct the voting of the securities or has the sole or shares power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that he or she has the right to acquire currently or within 60 days.

(2) The shares beneficially owned by Mr. Puskar include (i) 2,450,000 shares held of record by him, and (ii) 225,000 shares issuable to him upon the exercise of options at exercise prices ranging from $16.688 to $21.375 per share.

(3) The shares beneficially owned by Mr. Barnett, include (i) 85,972 shares held of record by him, and (ii) 325,000 shares issuable to him upon the exercise of options at exercise prices ranging from $12.00 to $21.375 per share.

(4) The shares beneficially owned by Mr. Daniels include (i) 32,500 shares held of record by him, (ii) 33,000 shares held by a trust of which he is a trustee, and (iii) 2,000 shares held in a pension account.

(5) The shares beneficially owned by Mr. DeBone, include (i) 15,000 shares held of record by him, and (ii) 192,500 shares issuable to him upon the exercise of options at exercise prices ranging from $12.00 to $21.375 per share.

(6) The shares beneficially owned by Mr. DeLynn include (i) 265,500 shares held of record by him, and (ii) 100,000 shares issuable to him upon the exercise of options at exercise prices ranging from $12.00 to $25.00 per share.

(7) The shares beneficially owned by Dr. Gaisford include (i) 9,913 shares held of record by him, and (ii) 64,000 shares issuable to him upon the exercise of options at exercise prices range from $16.688 to $28.75 per share.

(8) The shares beneficially owned by Mr. Jackson include (i) 23,500 shares held of record by him, and (ii) 325,000 shares issuable to him upon the exercise of options at exercise prices ranging from $12.00 to $21.375 per share.

(9) The shares beneficially owned by Mr. Leech include (i) 4,500 shares held of record by him, (ii) 15,000 shares issuable to him upon the exercise of options at exercise prices ranging from $23.10 to $25.00 per share.

(10) The shares beneficially owned by Mr. Moldin include (i) 10,000 shares held of record by him, and (ii) 100,000 shares issuable to him upon the exercise of options at an exercise price of $27.75 per share.

(11) The shares beneficially owned by Dr. O'Donnell include (i) 16,300 shares held of record by him, and (ii) 87,500 shares issuable to him upon the exercise of options at an exercise price of $21.375 per share.

(12) The shares beneficially owned by Mrs. Sunseri include (i) 448,750 shares held of record by her, and (ii) 147,500 shares issuable to her upon the exercise of options at exercise prices ranging from $16.688 to $21.375 per share.

(13) The shares beneficially owned by Mr. Todd include (i) 365,339 shares held of record by him, and (ii) 260,000 shares issuable to him upon the exercise of options at exercise prices ranging from $12.00 to $21.375 per share.

(14) The shares beneficially owned by Mr. Williams include (i) 10,675 shares held by trusts of which he is a trustee and (ii) 5,000 shares held in his 401(k) account.

(15) These shares include shares issuable to the individuals in this group upon the exercise of options at exercise prices ranging from $12.00 to $28.75 per share.

             PERSONS OWNING MORE THAN FIVE PERCENT OF MYLAN STOCK

   The following table sets forth information regarding the amount and nature of Common Stock ownership by all persons known by management to beneficially own 5% or more of the Common Stock as of June 15, 2001. Mylan has no other classes of capital stock outstanding.

Name and Address                        Shares Beneficially Owned (1)/%
----------------                        -------------------------------
Fidelity Management & Research Company          8,496,200/6.91%
82 Devonshire Street
Boston, MA 02109

--------
(1) To the knowledge of Mylan, Fidelity Management & Research Company owns all of these shares of record and holds the sole power to vote them.

                         TRANSACTIONS WITH MANAGEMENT

   During fiscal 2001, Mylan maintained substantial deposits in a money market account in CentraBank, Inc. Douglas J. Leech, a director of Mylan, serves as CentraBank's chief executive officer. As of March 31, 2001, Mylan had $10.6 million on deposit with CentraBank. Subsequent to March 31, 2001, this deposit was reduced to $4.5 million.

   Stuart A. Williams, a nominee to the Board, is a member of the law firm of Doepken, Keevican & Weiss, which serves as counsel to Mylan.

         APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

  [Proposal No. 3--Approve Appointment of Deloitte & Touche LLPas Independent
                                   Auditors]

Approval of Appointment

   The Board of Directors seeks from the shareholders an indication of their approval or disapproval of the Board's appointment of Deloitte & Touche LLP as independent auditors for fiscal 2002.

   Deloitte & Touche LLP served as the independent auditors of Mylan during fiscal 2001, and no relationship exists other than the usual relationship between independent public accountant and client.

   If the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2002 is not approved by the shareholders, the adverse vote will be considered a direction to the Board of Directors to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for fiscal 2002 will stand unless the Board finds other good reason for making a change.

   Representatives of Deloitte & Touche LLP will be available at the annual meeting of shareholders to respond to questions. Such representatives will have the opportunity to make a statement if they desire to do so.

Audit Fees

   Deloitte & Touche LLP billed Mylan an aggregate of $437,000 in fees for professional services rendered in connection with the audit of its consolidated financial statements for the year ended March 31, 2001 and for the reviews of the financial statements included in each of its quarterly reports on Form 10-Q during the year ended March 31, 2001.

Financial Information Systems Design and Implementation Fees

   For the fiscal year ended March 31, 2001, Deloitte & Touche LLP did not bill Mylan for any professional services rendered in connection with financial information systems design or implementation, the operation of its information system or the management of its local area network.

All Other Fees

   Deloitte & Touche LLP billed Mylan an aggregate of $705,000 in fees for other services rendered for the fiscal year ended March 31, 2001.

   YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

                                 OTHER MATTERS

Matters raised at the Meeting not Included in this Statement

   We do not know of any matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

   Based solely upon a review of our records, all reports required to be filed pursuant Section 16(a) of the Exchange Act were filed on a timely basis, except that Mr. Moldin failed to file a Form 4 related to a June 2000 purchase of Mylan's stock. Mr. Moldin subsequently reported this transaction in a Form 5 with the SEC.

Shareholder Proposals for the 2002 Annual Meeting

   If you want to submit proposals for possible inclusion in Mylan's 2002 Proxy Statement, you must do so on or before February 20, 2002.

Solicitation

   Mylan is soliciting this proxy on behalf of its Board of Directors. This solicitation is being made by mail but also may be made by telephone or in person.

Shareholder List

   A shareholder list will be available for your examination during normal business hours at Mylan's offices at 1030 Century Building, 130 Seventh Street, Pittsburgh, Pennsylvania, at least 10 days prior to the annual meeting.

Revocability of Proxy

   You may revoke the enclosed proxy by filing a written notice of revocation with Mylan (at the address shown on the cover page), by providing a later executed proxy or by voting in person at the meeting.

Copies of Report

   Upon written request to the undersigned Secretary (at the address specified on the cover page) by any shareholder whose proxy is solicited hereby, Mylan will furnish a copy of its Annual Report on Form 10-K for the fiscal year ended March 31, 2001, to be filed with the Securities and Exchange Commission, together with the consolidated financial statements and schedules thereto, without charge to the shareholder requesting same.

                                          Respectfully submitted,

                                          Roger L. Foster, Esq.
                                          Secretary

                                                                        ANNEX A

                            MYLAN LABORATORIES INC.

                        CHARTER OF THE AUDIT COMMITTEE

Authority:

   The Board of Directors (the "Board") has established the Audit Committee (the "Committee").

   This Charter of the Audit Committee was adopted by the Board on April 22, 2000 and amended on February 9, 2001 and June 4, 2001. This Charter defines the duties and responsibilities of the Committee and specifies the areas in which the Committee will operate.

Purpose:

   The Committee shall assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the company and such other duties as directed by the Board of Directors.

Duties and Responsibilities:

   The Committee shall have the following duties and responsibilities:

    (a) to make recommendations to the Board as to the selection and retention of the independent accountant that audits the financial statements of the Company. In deciding whether or not to make a recommendation, the Committee will (A) discuss and consider the auditor's written affirmation that the auditor is in fact independent; (B) discuss the nature and conduct of the audit process; (C) receive and review all reports; and (D) provide the independent accountant with full access to the Committee and the Board to enable him to report on any and all appropriate matters;

    (b) to discuss with management and the auditors the quality and adequacy of the Company's internal controls;

    (c) to establish an internal audit function and provide guidance and oversight to the internal audit function of the Company, including review of the organization, plans and results of such activity;

    (d) to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal audit function and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose;

    (e) to seek to ensure that the outside auditor remains independent by

      (1) requiring the outside auditor to submit annually a written statement delineating all relationships between the outside auditor and the Company as required by Independent Standards Board Standard No. 1;

      (2) discussing with the outside auditor its independence, including by regularly engaging the outside auditor in a dialogue regarding any disclosed relationships or services between the Company and management which may impact the objectivity and independence of the outside auditor;

      (3) recommending that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence; and

      (4) otherwise discussing with the outside auditor all matters required to be discussed by SAS 61.

    (f) to review and update this Charter at least annually;

    (g) to discuss with management the status of pending litigation, taxation matters and other areas of oversight assigned to the legal and compliance area as may be appropriate;

    (h) to review the financial statements with management and the independent auditor, provided that the chairman of the Committee may conduct the quarterly reviews on behalf of the Committee;

    (i) to provide at least one written report annually to the Board describing the Audit Committee's

      (1) historical and planned activities for carrying out the Audit Committee's duties and responsibilities;

      (2) appraisal of the financial reporting processes and systems of internal accounting controls;

      (3) recommendations regarding the engagement of the outside auditor;
    and

      (4) assessment of the adequacy of the Audit Committee Charter;

    (j) to make recommendations to the Board as to whether the Company's audited financial statements should be included in its annual report on Form 10-K on the basis of (A) the Committee's review of such audited financial statements; (B) its discussion with management regarding such audited financial statements; (C) its discussion with the outside auditor regarding the independence of the outside auditor and the matters required to be discussed under SAS 61, and (D) its review of the outside auditor's written statement as required by Independent Standards Board Standard No. 1;

    (k) to prepare annually a report for enclosure with the proxy statement that reports to the shareholders on such matters as are required under the rules of the Securities and Exchange Commission as in effect from time to time; and

    (l) to prepare annually a confirmation to the New York Stock Exchange confirming such matters as are required under rules of the New York Stock Exchange as in effect from time to time.

Membership:

   The Board shall elect not less than three (3) of its members to serve as the Committee, one of whom shall be designated by the Board to serve as Chairman. The term of each member will coincide with the member's term as a Director.

   Each of the members shall be independent, as determined in accordance with the rules of the New York Stock Exchange as in effect from time to time. In addition, in accordance with the rules of the New York Stock Exchange as in effect from time to time, one member shall have accounting or related financial management expertise and each member shall be financially literate or become so within a reasonable time.

   Vacancies on the Committee shall be filled by a vote of the Board. The Board may remove a member of the Committee. Any member of the Committee may resign therefrom at any time by delivering a letter of resignation to the chairman of the Board with a copy to the Secretary. Any such resignation shall take effect at the time specified therein, or, if the time when it shall become effective has not been specified therein, then it shall take effect immediately upon its receipt by the chairman of the Board; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Committee Resources:

   The Committee shall have the authority to retain such advisors and employ such resources as are necessary to fulfill its mandates under this Charter.

Committee Meeting and Action:

   (a) The Committee, in its entirety, shall meet at least quarterly, or more frequently as circumstances warrant.

   (b) The Committee shall meet with the outside auditor and with management to review the results of the audit of the Company's annual audited financial statements prior to the issuance of such annual financial statements to the public.

   (c) The Committee or its Chairman shall meet with the outside auditor and with management to review the Company's quarterly reports on Form 10-Q prior to their filing with the Securities and Exchange Commission.

   (d) The Committee shall meet at least once annually or upon the request of any Board member in separate sessions, with any of management, the internal audit function and the outside auditor to discuss any matter brought forth by any of such parties.

Duties and Responsibilities of the Board

   The Board shall

    (a) elect members to the Committee and conduct oversight of the activities of the Committee;

    (b) ensure that adequate resources are available to the Committee for proper discharge of its duties and responsibilities;

    (c) exercise its ultimate authority to select, to evaluate, to hold accountable, and to replace the outside auditor;

    (d) provide timely written disclosure to the applicable governing or administrative forums of any determination that the Board has made regarding

      (1) the independence of the members of the Committee;

      (2) the financial literacy of the members of the Committee;

      (3) the accounting or related financial management expertise of a member or members of the Committee; and

      (4) the annual review and reassessment of the adequacy of the Committee Charter.